Exhibit 5.1

OPINION OF DAVIS POLK & WARDWELL LLP

March 25, 2014

Solazyme, Inc.

225 Gateway Boulevard

South San Francisco, CA 94080

Ladies and Gentlemen:

Solazyme, Inc., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission a Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the sale from time to time of up to $200,000,000 maximum aggregate offering price of securities consisting of (a) shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”) of the Company and (b) the Company’s Convertible Senior Subordinated Notes due 2019 (the “Convertible Notes”), including an indeterminate number of shares of Common Stock issuable upon conversion of the Convertible Notes (the “Underlying Securities”).

The Convertible Notes are to be issued pursuant to an indenture to be entered into on the date of issuance of the Convertible Notes (the “Indenture”) by the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), a form of which is being filed as Exhibit 4.2 to the Registration Statement. The number of Shares and the price at which the Shares are to be sold and certain terms of the Convertible Notes will be approved by the Board of Directors of the Company as part of the corporate action taken and to be taken in connection with the issuance of the Shares and the Convertible Notes. The Shares are to be offered and sold in an underwritten public offering pursuant to an underwriting agreement (the “Equity Underwriting Agreement”) to be entered into by the Company and certain underwriters (the “Equity Underwriters”) and the Convertible Notes are to be issued in an underwritten public offering pursuant to an underwriting agreement (the “Debt Underwriting Agreement”) to be entered into by the Company and an underwriter (the “Debt Underwriter”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all

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statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

1.	When the number of Shares and the price at which the Shares are to be sold (which price is not less than the par value of the Common Stock) has been approved by or on behalf of the Board of Directors of the Company and when the Shares have been issued and delivered against payment therefor (in excess of par value thereof) in accordance with the terms of the Equity Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable;

2.	When the Indenture has been duly executed by the Company and duly authorized, executed and delivered by the Trustee and the Convertible Notes have been duly executed, authenticated, issued and delivered in accordance with the Indenture and the Debt Underwriting Agreement against payment therefor, such Convertible Notes will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to (w) the enforceability of any waiver of rights under any usury or stay law, (x) the effect of fraudulent conveyance, fraudulent transfer or similar provisions of applicable law on the conclusions expressed above, (y) the validity, legally binding effect or enforceability of Section 14.03 of the Indenture or any related provision in the Convertible Notes that requires or relates to adjustments to the conversion rate at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture or (z) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Convertible Notes to the extent determined to constitute unearned interest.

3.	When the Underlying Securities are issued and delivered upon conversion of the Convertible Notes in accordance with the terms of the Convertible Notes and the Indenture, such Underlying Securities will be validly issued, fully paid and non-assessable.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such securities, (A) the Board of Directors of the Company shall have duly established the number of Shares to be sold and the price at which such Shares are to be sold and the authorization of the issuance and sale of such Shares by the Board of Directors of the Company shall not have been modified or rescinded; (B) the Board of Directors of the Company shall have duly established the final terms of the Convertible Notes and duly authorized the issuance and sale of the Convertible Notes and the Underlying Securities and such authorization shall not have been modified or rescinded; (C) the Company is, and shall remain, validly existing as a corporation in good standing under the laws of the State of Delaware; (D) the Registration Statement shall have become effective and such effectiveness shall not have been terminated or rescinded; (E) the Indenture and the Convertible Notes are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company); and (F) there shall not have occurred any change in law affecting the validity or enforceability of such securities. We have also assumed that the execution, delivery and performance by the Company of any security whose terms (final or otherwise) are established

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subsequent to the date hereof (a) require no action by or in respect of, or filing with, any governmental body, agency or official and (b) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Company.

We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in each of the prospectuses relating to the Shares and the Convertible Notes, which are a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk and Wardwell LLP